Exhibit 10.4

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 1st day of May, 2003 by and among HBC Illinois, Inc., a Delaware corporation (“HBC Illinois”), HBC License Corporation, a Delaware corporation (“HBC License”, and collectively with HBC Illinois, the “Buyer”), NextMedia Operating, Inc., a Delaware corporation (“Operating”), and NM Licensing LLC, a Delaware limited liability company (“Licensing”, and, collectively with Operating, the “Seller”).

RECITALS

A.                                   Seller owns and operates radio station WJTW (FM), licensed to Joliet, Illinois (the “Station”).

B.                                     Seller owns or holds certain tangible and intangible assets, including certain licenses, permits and authorizations issued by the Federal Communications Commission (the “FCC”), used or useful in the operation and ownership of the Station.

C.                                     Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller used or held for use in the ownership and operation of the Station.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      PURCHASE AND SALE OF ASSETS

1.1                               Assets to be Transferred.

Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept from Seller the following assets of Seller that relate to the ownership and operation of the Station, together with all rights and privileges associated with such assets (collectively the “Purchased Assets”):

(a)                                  Licenses.  The licenses, permits, and authorizations issued or granted by the FCC to Seller for the operation of the Station or used in connection with the operation of the Station as listed on Schedule 1.1(a) attached hereto (the “FCC Authorizations”), and all other licenses, permits and authorizations issued to Seller by any other governmental entity in connection with the ownership and operation of the Station as listed in Schedule 1.1(a) (collectively with the FCC Authorizations, the “Licenses”).

(b)                                 Tangible Personal Property. The items of tangible personal property and equipment owned, leased or held by Seller and used in connection with the ownership and operation of the Station which are described or listed in Schedule 1.1(b) attached hereto.

(c)                                  Books and Records.  All of Seller’s rights in and to the public files, technical information and engineering data, filings with the FCC, and logs and records related to the operation of the Purchased Assets (excluding records related to any Excluded Asset (as hereinafter defined)).

1.2                               Excluded Assets.

Notwithstanding anything to the contrary contained herein, it is understood and agreed that the Purchased Assets shall not include any of the following assets or any right, title or interest therein (collectively, the “Excluded Assets”):

(a)                                  Seller’s cash on hand as of the Closing and any of Seller’s interests in its bank accounts and all of Seller’s other cash, cash equivalents, security funds, securities, investments and deposits;

(b)                                 Any claims, rights and interests in and to any refunds of Taxes for periods prior to the Closing Date.  For purposes of this Agreement, the terms “Tax” and “Taxes” shall mean all federal, state, local, or foreign income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers’ compensation, severance, windfall profits, environmental (including Taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”), or other tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto whether disputed or not;

(c)                                  Any accounts receivable for advertising broadcast on the Station up to and including the Closing Date;

(d)                                 Seller’s business name, all records relating to the Excluded Assets and to Seller’s accounts payable and general ledger records, and Seller’s books and records relating to Seller’s internal corporate matters and financial relationships with Seller’s lenders;

(e)                                  Any insurance policies and proceeds thereof, promissory notes, bonds, certificates of deposits or other similar items and cash surrender value in regard thereto;

(f)                                    Any pension, profit-sharing, or employee benefits plans;

(g)                                 All of Seller’s Tax Returns and supporting materials, all original financial statements and supporting materials, all books and records that Seller is required by law to retain, and all records of Seller relating to the sale of the Purchased Assets.  The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto; and

(h)                                 All of such other assets, properties, interests and rights owned by Seller that are used in connection with the business or operations of the Station that are not included in the Purchased Assets.

2.                                      ASSUMPTION OF LIABILITIES

2.1                               Liabilities to be Assumed.

Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer expressly shall assume and agrees to perform and discharge those liabilities and obligations that arise from the ownership or operation of the Purchased Assets from and after the Closing Date (collectively, the “Assumed Liabilities”).

2.2                               Liabilities Not to be Assumed.

Notwithstanding anything contained in this Agreement to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered in connection with the execution of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured of Seller other than the Assumed Liabilities.

3.                                      PURCHASE PRICE – PAYMENT

3.1                               Purchase Price.

The purchase price (the “Purchase Price”) for the Purchased Assets shall be TWENTY ONE MILLION DOLLARS ($21,000,000).

3.2                               Payment of Purchase Price.

The Purchase Price shall be paid by Buyer as follows:

(a)                                  Previous Payment.  Buyer, pursuant to that certain Option Agreement between Lakeshore Media, LLC (predecessor in interest to Buyer with respect to such Option Agreement) and Operating dated April 29, 2002, has previously paid to Seller ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) (the “Option Payment”).  The Option Payment shall be credited towards the Purchase Price at the Closing.

(b)                                 Earnest Money.  Within ten (10) business days of execution of this Agreement, Buyer shall deposit with the Escrow Agent (as defined in the Escrow Agreement attached hereto as Exhibit A) an earnest money deposit in the amount of NINE HUNDRED FIFTY THOUSAND DOLLARS ($950,000) in immediately available funds (the “Earnest Money”).  The Earnest Money shall be deposited in an interest-bearing account pursuant to the terms of the Escrow Agreement.

(c)                                  Cash At Closing.  At Closing, Buyer shall pay to Seller TWENTY MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($20,850,000), which amount shall include the transfer of the Earnest Money.

3.3                               Allocation of Purchase Price.

As soon as practicable, but no later than thirty (30) days after the Closing Date, the aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities, if any) shall be allocated among the Purchased Assets for tax purposes (the “Allocation”).  Seller and Buyer shall determine such Allocation in good faith based upon an appraisal of the Purchased Assets by Bond & Pecaro (whose fees shall be paid by Buyer).  Seller and Buyer will follow and use the Allocation in all Tax Returns, filings or other related reports made by them to any governmental agencies.

4.                                      REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein as specified in Article 14 of this Agreement.

4.1                               Organization; Power.

Operating is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in Illinois. Licensing is a limited liability company validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in Illinois.  Each Seller has full power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted and as proposed to be conducted by it, to enter into this Agreement and the other documents and instruments to be executed and delivered by each Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.2                               Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by each Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by each Seller pursuant hereto will constitute, valid binding agreements of each Seller, enforceable in accordance with their respective terms except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3                               No Violation.

Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any applicable law or order, (b) will violate any provision of its organizational instruments, (c) will, either with the giving of notice, the passage of time, or both, conflict with, constitute grounds for termination of, or result in a material breach of the terms of, or constitute a default under any agreement, instrument, trust instrument or permit, (d) will result in the creation of any lien, charge or encumbrance on any of the Purchased Assets, (e) will in any way affect or violate the terms or conditions of, or result in cancellation of the Licenses, and (f) except for prior approval of the transfer of ownership of the FCC Authorizations by the FCC, and any third party consents listed on Schedule 4.3 attached hereto, will require any authorization, consent, approval, exemption or other action by or notice to any entity.

4.4                               Litigation.

There is no litigation pending or, to Seller’s knowledge, threatened against Seller relating to its ownership and operation of the Purchased Assets, nor does Seller know of any basis for any such litigation.

4.5                               Compliance With Laws and Orders.

(a)                                  Compliance.  The Purchased Assets are in compliance in all material respects with all applicable laws and orders, including, without limitation, the Communications Act of 1934, as amended (“Communications Act”), and the rules, orders and policies of the FCC.  Seller:  (i) has not received notice of any violation or alleged violation pertaining to the operation of the Purchased Assets, and (ii) to its knowledge after due inquiry, is subject to no liability for past or continuing violations of any laws or orders pertaining to the operation of the Purchased Assets.  All reports and returns pertaining to the operation of the Purchased Assets required to be filed by Seller with any government entity have been filed and were accurate and complete in all material respects when filed.

(b)                                 Licenses and Permits.  The FCC Authorizations are validly issued in the name of Seller.  Seller is in compliance in all material respects with the FCC Authorizations and will or has applied to the FCC to obtain approval of the transfer of the FCC Authorizations to Buyer pursuant to Article 6 herein.  Each of the FCC Authorizations is in full force and effect, is assignable to Buyer in accordance with the terms hereof, and all fees with respect to such Licenses have been paid.  Seller has not received any notice of any material violations of the terms of any of the FCC Authorizations, the Communications Act or the rules and regulations of the FCC thereunder that remain pending and unresolved.  To the knowledge of Seller, there is no action pending or threatened by or before the FCC which, if determined adversely to Seller, would result in the revocation, cancellation, rescission or material and adverse modification of any of the FCC Authorizations.  Seller acknowledges that to the extent that Seller’s failure to comply with the FCC Authorizations prior to the Closing Date directly results in the payment of any fees or expenses by Buyer to a third party, including but not limited to the FCC, that, following receipt of written notice from Buyer to Seller of the nature and the amount of such payment, Seller shall promptly reimburse Buyer for the fees or expenses paid by Buyer.

4.6                               Title to and Condition of the Purchased Assets.

At Closing, Seller shall have, and shall convey to Buyer, good and marketable title to all the Purchased Assets, free and clear of all liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except for (a) liens for Taxes not yet due and payable; (b) rights reserved by any governmental authority to regulate the affected property; or (c) as to leased assets, interests of the lessor thereof and liens affecting the interests of the Lessors thereof (collectively, “Permitted Liens”).  Except for approval of the transfer of ownership by the FCC and the consents listed on Schedule 4.3, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof.  The Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

4.7                               Broker Commission or Finder’s Fees.

Neither Seller, nor any entity acting on behalf of Seller, has agreed to pay a broker, commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto.

4.8                               No Third Party Options.

There are no existing agreements with, operations of rights of, or commitments to any person other than Buyer to acquire any of the Purchased Assets or any interest therein.

4.9                               Disclosure.

No representation or warranty by Seller in this Agreement, or in any certificate, schedule, document or exhibit hereto or furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.  All statements and information contained in any such certificate, instrument, or document delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

5.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Seller, or any knowledge of Seller other than as specifically disclosed in the Disclosure Schedule delivered to

Seller at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein as specified in Article 14 of this Agreement.

5.1                               Organization and Corporate Power.

(a)                                  Organization.  Both HBC Illinois and HBC License are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  HBC Illinois is duly qualified as a foreign corporation in the State of Illinois.

(b)                                 Corporate Power.  Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

5.2                               Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.3                               No Violation.

Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any applicable law or order, (b) will violate any provision of its organizational instruments, or (c) will, either with the giving of notice, the passage of time, or both, conflict with, constitute grounds for termination of, or result in a material breach of the terms of, or constitute a default under any agreement, instrument, trust instrument or permit.

5.4                               Qualification.

Buyer knows of no fact that would, under the Communications Act or the rules, regulations and policies of the FCC, disqualify Buyer from acquiring the Licenses.

5.5                               Broker or Finders Fee.

Neither Buyer, nor any entity acting on behalf of Buyer, has agreed to pay a broker, commission, finder’s fee or similar payment in connection with the Agreement or any matter related hereto.

5.6                               Financial Capability.

Buyer will have on the Closing Date, sufficient cash and cash equivalents to purchase the Purchased Assets and to consummate the transactions contemplated by this Agreement, including, without limitation, payments of fees and expenses contemplated hereunder.

6.                                      APPLICATIONS TO AND CONSENT BY FCC

6.1                               FCC Consent.

Consummation of the transactions provided for herein and the performance of the obligations of Seller and Buyer under this Agreement are subject to the condition that the FCC, within three hundred sixty five (365) days of the date of acceptance for filing of the Assignment Application (defined hereinafter), shall have issued its written consent to such assignment without any condition materially adverse to Buyer (the “FCC Consent”).  In the event that Seller is unable to procure the FCC Consent, and such failure is not based on any action or inaction of the Buyer, Buyer may elect to either (i) have Seller use its commercially reasonable efforts to satisfy the FCC and obtain the FCC consent or (ii) cancel the transaction and Buyer shall receive its Earnest Money and any interest earned thereon and the Option Payment.  If Buyer elects alternative (i), Seller hereby agrees to undertake any commercially reasonable actions to satisfy the FCC and obtain the FCC Consent.  As used herein, the “Assignment Application” shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Authorizations from Seller to HBC License; provided, however, that in the event that the merger of Hispanic Broadcasting Corporation and Univision Communications Inc. (“Univision”), MB Docket No. 02-235, has not been consummated at the time the Assignment Application is to be filed, the Assignment Applications also shall include an application seeking consent to the assignment from Seller to HBC License as owned and controlled by Univision.

6.2                               Assignment Application and Notice.

As promptly as practicable following the execution date of this Agreement, but no later than two (2) business days after the execution date of this Agreement, Seller and Buyer shall file the Assignment Application with the FCC, including all information, data, exhibits, resolutions, statements and other materials necessary and proper in connection with the Assignment Application.  Seller shall, at its expense, give due notice of the filing of the Assignment Application by broadcasting notice of such filing on the Station or by such other means as may be required by the rules and regulations of the FCC; provided that Buyer shall deliver to Seller on the date the Assignment Application is filed with the FCC, the information relating to Buyer that is required to be included in such notice.

6.3                               Mutual Covenant of Reasonable Cooperation.

Seller and Buyer shall diligently and expeditiously take all necessary and proper steps, provide any additional information requested by the FCC, and otherwise use their commercially reasonable efforts to obtain the FCC Consent and to comply with this Article 6.

6.4                               Assignment Application Expenses and Fees.

Each party shall be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of its respective portion of the Assignment Application.  All filing fees relating to the Assignment Application imposed by the FCC shall be paid one-half each by Seller and Buyer.

7.                                      OTHER MATTERS

7.1                               Costs.

Except as otherwise provided herein, each party to this Agreement shall be responsible for and bear all of such party’s own costs and expenses, including, without limitation, any broker’s or finder’s fees and the expenses of its representatives, incurred at any time in connection with pursuing or consummating the transactions contemplated by this Agreement.

7.2                               Preclosing Covenants.

Between the execution date and the Closing Date, except with the prior consent of Buyer, Seller:

(a)                                  shall conduct the operation of the Station in accordance with the Communications Act, the rules and regulations of the FCC, and all applicable laws and orders; and

(b)                                 shall not cause or permit the Licenses to expire or be surrendered or adversely modified, or take any action which would cause the FCC or any other governmental entity to institute proceeding for the suspension, revocation or adverse modification of any of the Licenses.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to construct the facilities authorized in FCC File No. BPH-20020822ABT prior to the Closing Date or in order to consummate the transactions contemplated by this Agreement.

7.3                               Risk of Loss.

Risk of loss for damage to or theft, loss or destruction of the Purchased Assets (by any means, including, without limitation, acts of God) occurring after the date of this Agreement and prior to the Closing shall be borne by Seller, and after the Closing shall be borne by Buyer.

7.4                               Updating of Schedules.

From time to time after the execution of this Agreement and prior to the Closing, Seller will promptly supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information therein; provided, however, that the provisions of this Section are informational only and Buyer shall not be bound to the terms of any changed Schedules unless they are incorporated into this Agreement by a written amendment signed by Buyer.

7.5                               Transfer Taxes and Similar Charges.

All recordation, transfer and documentary taxes and fees, stamps, and any excise, sales or use taxes, and all similar costs of transferring the Purchased Assets in accordance with this Agreement shall be borne by Seller.

7.6                               Bulk Sales Law.

The parties do not believe that any bulk sales or fraudulent conveyance statute applies to the transactions contemplated by this Agreement.  Buyer, therefore, waives compliance by Seller with the requirements of any such statutes and Seller agrees to indemnify, defend and hold Buyer harmless against any claim made against Buyer as a result of a failure to comply with any such statute.

7.7                               Other Action.

Both Buyer and Seller shall use such party’s commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to each such party’s obligations to consummate the transactions contemplated in this Agreement.

7.8                               Disclosure.

Buyer and Seller shall each have a continuing obligation to promptly notify the other party in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.  Further, Buyer and Seller shall give prompt notice to other party at any occurrence that comes to its attention that may constitute a misrepresentation, breach of warranty, or nonfulfillment of any covenant or condition on the part of Seller or Buyer contained in this Agreement.

8.                                      FURTHER COVENANTS OF SELLER

Seller covenants and agrees as follows:

8.1                               Conduct of Business Pending the Closing.

From the date hereof until the Closing, or the earlier termination of this Agreement without a closing, Seller shall have complete control and supervision of and sole responsibility for the operation of the Station and the Purchased Assets and during such period:

(a)                                  Operation of the Station.  Seller shall operate the Station and shall take such action as may be necessary to maintain, preserve, renew and keep in force and effect (with no adverse effect thereto) the FCC authorizations.

(b)                                 No Breach.  Seller shall not take or fail to take, or permit any act or failure to act, which may cause a breach of any commitment or obligation, or a breach of any representation, warranty, covenant or agreement made by Seller herein.

(c)                                  No Negotiations.  Seller shall not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, discussions or negotiations with any other party or enter into any agreement with any other party concerning the sale of the Purchased Assets or any part thereof (an “acquisition proposal”), and Seller shall immediately advise Buyer of the receipt of any written acquisition proposal.

8.2                               Consents.

Seller shall use its commercially reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

8.3                               Access to Facilities, Files and Records.

At the request of Buyer, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer: (a) full access during normal business hours to all equipment, machinery, fixtures, furniture and documentation that represents a part of the Purchased Assets; and (b) all such other information concerning the Purchased Assets as Buyer may reasonably request; provided that such requests and Seller’s compliance therewith do not interfere with the normal operations of the Station.  Any investigation or examination by Buyer shall not in any way diminish or obviate any representations or warranties of Seller made in this Agreement or in connection herewith.  Seller shall cause its accountants and any agent of Seller in possession of Seller’s books and records to cooperate with Buyer’s requests for information pursuant to this Agreement.

8.4                               FCC Cooperation.

Seller will use its commercially reasonable efforts to cooperate with Buyer with any FCC filings that Buyer may make regarding the relocation of the Station’s broadcast facilities.  Notwithstanding the foregoing, Seller shall not be obligated to take any action that would result in the incurrence of any out-of-pocket expense or would adversely effect the operation of Seller’s business.

8.5                               Financial Statements.

Seller shall provide unaudited financial statements related to its operation of the Station as may be reasonably requested by Buyer to the extent that such information is available and in the form in which such information is available.  Notwithstanding the foregoing, Seller shall provide such information to Buyer without any representation or warranty as to its accuracy or otherwise.  Seller shall not be obligated to prepare any financial statements which are not readily available or to incur any expenses in connection with providing the information referenced in this Section 8.5.

9.                                      CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

9.1                               Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by Seller in this Agreement, and the statements contained in any instrument, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for those given as of a specified date which must only be true and correct as of such specified date.

9.2                               Compliance With Agreement.

Seller shall have performed and complied in all material respects with all of Seller’s agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.2 hereof.

9.3                               Absence of Litigation.

No litigation shall have been commenced or threatened, and no investigation by any government entity shall have been commenced, against Buyer, Seller or any of the affiliates, officers, members or shareholders of any of them, with respect to the transactions contemplated hereby.

9.4                               Consents and Approvals.

The FCC Consent and all other approvals, consents and waivers that are required to effect the assignments of the FCC Authorizations shall have been received.

9.5                               Closing Certificates.

Buyer shall have received a certificate, dated as of the Closing Date, from an authorized representative of each Seller certifying that the conditions set forth in Sections 9.1 and 9.2 hereof have been fulfilled.

9.6                               Opinion of Counsel.

Buyer shall have received a written opinion of Seller’s FCC counsel dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

10.                               CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

10.1                        Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by Buyer in this Agreement, and the statements contained in any instrument, certificate or writing delivered by Buyer pursuant to this Agreement, shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for those given as of a specified date which must only be true and correct as of such specified date.

10.2                        Compliance With Agreement.

Buyer shall have performed and complied in all material respects with all of Buyer’s agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents and the Purchase Price specified in Section 12.3 of this Agreement.

10.3                        Consents and Approvals.

The FCC Consent and all other approvals, consents and waivers that are required to effect the assignments of the FCC Authorizations shall have been received.

10.4                        Certifications, etc.

Seller shall have received a certificate, dated as of the Closing Date, from an authorized representative of Buyer, certifying that the conditions set forth in Sections 10.1 and 10.2 hereof have been fulfilled.

10.5                        Absence of Litigation.

No litigation shall have been commenced or threatened, and no investigation by any government entity shall have been commenced, against Buyer, Seller or any of the affiliates, officers, members or shareholders of any of them, with respect to the transactions contemplated hereby.

11.                               INDEMNIFICATION

11.1                        By Seller.

Subject to the terms and conditions of this Article 11, Seller hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees, members, managers and controlled and controlling persons (hereinafter “Buyer’s Affiliates”), from and against all Claims (as defined herein) asserted against, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the Purchased Assets, directly or indirectly, by reason of, or resulting from:

(a)                                  the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement; provided that any claim for indemnification made by Buyer pursuant to this Section 11.1(a) must be made within the time period described in Section 14 of this Agreement;

(b)                                 the breach of any covenant of Seller contained in this Agreement;

(c)                                  any Claim brought by or on behalf of any broker or finder retained, employed or used by Seller or any of its directors, officers, employees, members or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein;

(d)                                 any Claim relating to the ownership or operation of  the Purchased Assets prior to the Closing Date including, without limitation, any liabilities arising under the FCC Authorizations which relate to events occurring prior to the Closing Date; or

(e)                                  any Claim made against Buyer as a result of a failure to comply with any bulk sales or fraudulent conveyance statute.

As used in this Article 11, the term “Claim” shall include losses, damages, liabilities, judgments, awards, penalties and settlements, demands, claims, suits, actions, causes of action, proceedings and assessments, and the costs and expenses (including court costs and fees and reasonable attorneys’ fees and expenses) in connection therewith and related thereto.

11.2                        By Buyer.

Subject to the terms and conditions of this Article 11, Buyer hereby agrees to indemnify, defend and hold harmless Seller, and its directors, officers, employees, members, managers, and controlled and controlling persons (hereinafter “Seller’s Affiliates”) from and against all Claims asserted against, imposed upon or incurred by Seller or Seller’s Affiliates, directly or indirectly, by reason of or resulting from:

(a)                                  the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement;

(b)                                 the breach of any covenant of Buyer contained in this Agreement;

(c)                                  any Claim brought by or on behalf of any broker or finder retained, employed or used by Buyer or any of its directors, officers, employees, members or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

(d)                                 any Claim relating to the ownership or operation of the Purchased Assets arising from events that occurred on or after the Closing Date including, without limitation, any Liabilities arising under the FCC Authorizations which relate to events occurring on or after the Closing Date.

11.3                        Indemnification of Third-Party Claims.

The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any government entity:

(a)                                  Notice and Defense.  The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it.  Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 11, except to the extent the Indemnifying Party is prejudiced thereby.  So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim.  The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

(b)                                 Failure to Defend.  If the Indemnifying Party, within a reasonable time after notice of any such Claim, decides not to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

(c)                                  Indemnified Party’s Rights.  Anything in this Article 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

11.4                        Payment.

The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 11.  Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment, an appeal is made from the judgment.  If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.  Upon payment in full by the Indemnifying Party, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

11.5                        Limits on Indemnity.

Notwithstanding any other provision hereof or of any applicable law, neither party will be entitled to make a claim against the other party under Sections 11.1(a), 11.2(a) or 11.3 for any breach of a representation and warranty unless and until the aggregate amount of claimed losses exceeds Ten Thousand Dollars ($10,000), in which event the party seeking indemnification will be entitled to make a claim against the other party for the full amount of claimed losses.  Notwithstanding the foregoing, the aggregate amount of claims that may be asserted for indemnification hereunder shall in no event exceed Two Million One Hundred Thousand Dollars ($2,100,000).

12.                               CLOSING

12.1                        Closing.

The closing of this transaction (the “Closing”) shall take place no later than the tenth (10th) business day after the date of finality of the FCC Consent, or on such other date to which the parties mutually agree (the “Closing Date”).  The Closing shall be conducted by exchange of documents by facsimile, electronically, and overnight carrier or such other means as the parties mutually agree.

12.2                        Documents to be Delivered by Seller.

At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)                                  Compliance Certificate.  The certificates described in Section 9.5 of this Agreement.

(b)                                 Assignment of FCC Authorizations.  An Assignment of FCC Authorizations sufficient in the opinion of Buyer and its counsel to assign the FCC Authorizations to Buyer.

(c)                                  Opinions of Counsel.  A written opinion of Seller’s FCC counsel, dated as of the Closing Date, addressed to Buyer, in substantially the form of Exhibit B attached hereto.

(d)                                 Resolutions.  A copy of the resolutions of the board of directors and/or managers of each Seller authorizing and approving this Agreement and the transactions contemplated by this Agreement.

(e)                                  Good Standing Certificates.  Good standing certificates from Delaware and Illinois for each Seller.

(f)                                    Transfer Documents.  Such bills of sale, assignments, and other good and sufficient instruments of transfer as Buyer may reasonable request in order to convey and transfer to Buyer title to the Purchased Assets (collectively, the “Transfer Documents”).

(g)                                 Other Documents.  All other documents, instruments or writings required to be delivered at or prior to the Closing pursuant to this Agreement and other certificates of authority and documents as Buyer may reasonably request.

12.3                        Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

(a)                                  Cash Purchase Price.  A wire transfer of immediately available funds as required by Section 3.2(c) of this Agreement.

(b)                                 Compliance Certificate.  The certificate described in Section 10.4 of this Agreement.

(c)                                  Resolutions.  A copy of the resolutions of the respective boards of directors of each of HBC License and HBC Illinois authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(d)                                 Other Documents.  All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

12.4                        Post-Closing Use of FCC Authorizations.

If the Closing occurs prior to the time that Buyer can use the Purchased Assets to operate a radio station at the site proposed in the FCC Form 301 Application attached hereto as Exhibit C, Seller acknowledges and agrees that it shall negotiate in good faith with Buyer to enter into an arrangement with Buyer whereby the Purchased Assets may continue to be used to operate the Station.

13.                               TERMINATION

13.1                        Right of Termination Without Breach.

This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(a)                                  by mutual written agreement of Buyer and Seller, or

(b)                                 by either Buyer or Seller if the Closing shall not have occurred on or before the date which is one year from the date on which the Assignment Application is filed with the FCC, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

13.2                        Termination for Breach.

(a)                                  Termination by Buyer.  If (i) Seller has failed to cure any material violation or breach of any of its agreements, representations or warranties contained in this Agreement within ten (10) days after delivery of written notice of such violation of breach from Buyer,  (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been waived by Buyer (and such failure has not been caused by an act or failure to act by Buyer) or (iii) Seller shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so and without acting in good faith, then Buyer, by written notice to Seller at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, may terminate this Agreement.  Upon termination of this Agreement by Buyer pursuant to this Section 13.2(a), Buyer, in addition to any other remedy that may be available, shall be entitled to equitable relief pursuant to Section 16.4 of this Agreement.

(b)                                 Termination by Seller.  If (i) Buyer has failed to cure any material violation or breach of any of its agreements, representations or warranties contained in this Agreement within ten (10) days after delivery of written notice of such violation or breach from Seller, (ii) there has been a failure of satisfaction of a condition to the obligations of Seller which has not been waived by Seller or (iii) Buyer shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so and without acting in good faith, then Seller, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, may terminate this Agreement and shall be entitled to retain the Earnest Money and the Option Payment as its sole and exclusive remedy as liquidated damages and not as a penalty.

14.                               SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties of Seller and Buyer contained in this Agreement shall survive for two (2) years after the Closing Date.

15.                               [INTENTIONALLY OMITTED]

16.                               MISCELLANEOUS

16.1                        Further Assurances.

From time to time, at Buyer’s request and without further consideration, Seller shall execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Seller and to vest in Buyer good, valid and marketable title to the Purchased Assets.  Buyer acknowledges and agrees that, from and after the Closing Date, that Buyer shall cooperate with Seller and shall take such action as Seller shall reasonably request so that Buyer may continue to operate the Excluded Assets or otherwise address any matter relating to Seller’s ownership of the Purchased Assets or operation of the Station prior to the Closing Date; provided, however, that in connection with Buyer performing its obligations under this Section 16.1, Buyer shall not be obligated to incur any out-of-pocket costs or expenses.

16.2                        Disclosures and Announcements.

Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other party in all material respects, except that neither party’s approval shall be required as to any statements and other information which either party may submit to the FCC, or be required to make pursuant to any rule or regulation of the FCC, or otherwise as required by law.

16.3                        Assignment; Parties in Interest.

(a)                                  Assignment.  Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party.  Notwithstanding the foregoing, Buyer may, upon written notice to Seller, cause one or more assignees of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations to Seller hereunder.

(b)                                 Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

16.4                        Equitable Relief.

Seller agrees that any breach of Seller’s obligation to consummate the sale of the Purchased Assets on the Closing Date will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to the equitable relief of specific performance and any and all other remedies available at law or in equity.  If any action is brought by Buyer against Seller for failure by Seller to complete the sale of the Purchased Assets on the Closing Date, Seller will waive the defense that there is an adequate remedy at law.

16.5                        Law Governing Agreement.

This Agreement shall be construed and interpreted according to the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

16.6                        Amendment and Modification.

Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

16.7                        Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)                                  If to Buyer, to:

Hispanic Broadcasting Corporation

3102 Oak Lawn Avenue, Suite 215

Dallas, Texas 75219

Attention:  Jeffrey T. Hinson, Senior Vice President

Facsimile:  (214) 525-7750

E-mail: jhinson@hispanicbroadcasting.com

(with a copy to)

Hallett & Perrin, P.C.

2001 Bryan St., Suite 3900

Dallas, Texas 75201

Attention:  Bruce H. Hallett, Esq.

Facsimile:  (214) 922-4170

E-mail:  bhallett@hallettperrin.com

or to such other person or address as Buyer shall furnish to Seller in writing.

(b)                                 If to Seller to:

Next Media Operating, Inc.

6312 S. Fiddler’s Green Circle, Suite 360E

Englewood, Colorado 80111

Attention: Sean Stover

Facsimile:  (303) 694-4940

(with a copy to)

Weil, Gotshal & Manges LLP

100 Crescent Court, Suite 1300

Dallas, Texas 75201

Attention:                                         Glenn D. West, Esq.

                                                                                                John E. Quattrocchi, Esq.

Facsimile:  (214) 746-7777

or to such other person or address as Seller shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

16.8                        Confidentiality.

Any and all information, disclosures, knowledge or facts regarding Buyer or Seller or their respective businesses or properties to which the other party is exposed as a result of the negotiation, preparation or performance of this Agreement shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for the other party’s employees, attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys, on a need-to-know basis for the purpose of consummating the transactions contemplated by this Agreement.  Notwithstanding the foregoing, no party shall be required to keep confidential information that (a) is in the public domain, (b) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), or (c) is required to be disclosed under applicable law or rule, as reasonably determined by counsel for the receiving party.

16.9                        Entire Agreement.

This instrument embodies the entire agreement between the parties hereto and supersedes all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties with respect to the transactions contemplated herein.

16.10                 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For purposes of this Agreement, facsimile signatures shall be treated the same as original signatures.

16.11                 Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

16.12                 Severability.

If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable, in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

16.13                 Attorneys’ Fees.

If either party initiates any litigation against the other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

16.14                 Counsel.

Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

16.15                 Schedules.

The Schedules and Exhibits attached to this Agreement and any other documents delivered to Buyer by Seller pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:	HBC ILLINOIS, INC.

	By:	/s/ Gerald J. Ryan
	Name:	Gerald J. Ryan
	Title:	Vice President

HBC LICENSE CORPORATION

	By:	/s/ Jeffrey T. Hinson
	Name:	Jeffrey T. Hinson
	Title:	Sr. Vice President

SELLER:	NEXTMEDIA OPERATING, INC

	By:	/s/ Sean R. Stover
	Name:	Sean R. Stover
	Title:	Vice President

NM LICENSING LLC

	By:	/s/ Sean R. Stover
	Name:	Sean R. Stover
	Title:	Vice President